                                                                      EXHIBIT 15

May 3, 2004

Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, IL 60045

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tenneco Automotive Inc. and consolidated subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777,
333-76261, 333-33442, 333-33934, 333-58056 and 333-101973 on Form S-8,
Registration Statement Nos. 333-24291 and 333-114520 on Form S-3 and Registration Statement Nos. 333-107953 and 333-114295 on Form S-4.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Chicago, Illinois